Exhibit 21.1

Houghton Mifflin Harcourt Company Subsidiaries

Greenwood Publishing Group, LLC.

HMH Intermediate Holdings (Delaware), LLC

HMH IP Company Unlimited Company

HMH Publishers LLC

Houghton Mifflin Company International, Inc.

Houghton Mifflin Harcourt Publishers, Inc.

Houghton Mifflin Harcourt Publishing Company

Tribal Nova, Inc.